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                                                                   EXHIBIT 99.1






FOR IMMEDIATE RELEASE

              HOME PROPERTIES REVISES EARNINGS OUTLOOK
                   TO REFLECT HIGHER HEATING COSTS

ROCHESTER, NY, January 24, 2001 / PRNewswire / -- HOME PROPERTIES (NYSE:HME) TODAY ANNOUNCED THAT IT HAS LOWERED ITS EARNINGS ESTIMATES FOR FOURTH QUARTER 2000 AND FULL YEAR 2001 TO REFLECT HIGHER OPERATING EXPENSES DUE PRIMARILY TO ESCALATING NATURAL GAS PRICES. MANAGEMENT CURRENTLY ESTIMATES FUNDS FROM OPERATIONS (FFO) FOR FOURTH QUARTER 2000 TO BE $0.75 PER SHARE, $0.02 LESS THAN PREVIOUSLY EXPECTED. THE COMPANY WILL RELEASE FINAL 2000 EARNINGS RESULTS ON FEBRUARY 13. FOR 2001, THE COMPANY NOW ESTIMATES THAT RISING GAS PRICES WILL REDUCE EARNINGS BY $0.05 TO $0.06 PER SHARE (OFF THE PREVIOUS GUIDANCE OF $3.16 DETAILED IN THE COMPANY'S OCTOBER 26, 2000 THIRD QUARTER EARNINGS PRESS RELEASE), WITH THE REDUCTION PRIMARILY AFFECTING THE FIRST QUARTER'S RESULTS.

The Company attributes its revised outlook to continued increases in utility expenses at its apartment communities, where the majority of residents receive heat as part of their fixed monthly rental rate. Compared to a year ago, natural gas prices have increased from about $2.50 per decatherm to a current spot price of approximately $7.00 per decatherm. These rate increases, combined with a particularly cold and snowy start to the winter season, raised total utility costs by approximately 47% for the fourth quarter of 2000, when comparing expenses for the same properties to the same quarter a year ago. Larger than anticipated increases in personnel, snow removal, advertising and insurance expenses also contributed to the fourth quarter variance but have not affected the Company's future outlook.

According to Norman Leenhouts, Chairman and Co-CEO of Home Properties, "There was no way that we could have fully predicted or avoided the magnitude of increase we have experienced in natural gas prices for this winter heating season. Last October, when we provided earnings guidance to analysts and investors, gas prices had only reached a little over $5.00 per decatherm, and futures prices indicated that rates were expected to moderate. Consequently, the adjustment we made to our forecasts at that time was not sufficient to cover subsequent increases. While we are disappointed by the short-term impact this has on earnings, we remain optimistic that these higher expenses will eventually be absorbed by our residents. Our practice of including heat in our rents provides a competitive advantage for our apartments, compared to other housing options where the occupant must absorb this volatility in their monthly household budgets."

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ACHIEVED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER INCLUDE GENERAL ECONOMIC AND LOCAL REAL ESTATE CONDITIONS, THE WEATHER AND OTHER CONDITIONS THAT MIGHT AFFECT OPERATING EXPENSES, THE TIMELY COMPLETION OF REPOSITIONING ACTIVITIES WITHIN ANTICIPATED BUDGETS, THE ACTUAL PACE OF FUTURE ACQUISITIONS, AND CONTINUED ACCESS TO CAPITAL TO FUND GROWTH.

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Home Properties, the 11th largest apartment company  in the United States, is a fully integrated, self-administered, and self-managed real estate investment trust ("REIT"). With operations in select Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, rehabilitates, and develops apartment communities. Currently, Home Properties operates 319 communities containing 50,912 apartment units. Of these, 39,041 units in 147 communities are owned directly by the Company; 8,325 units are partially owned and managed by the Company as general partner, and 3,546 units are managed for other
owners.   The Company also manages 1.2 million square feet of commercial space.
Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR". For more information, view Home Properties' web site at www.homeproperties.com.

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FOR FURTHER INFORMATION:

     David P. Gardner, Senior Vice President and Chief Financial Officer,
         (716) 246-4113
     Norman Leenhouts, Chairman and Co-CEO, (716) 246-4109